Exhibit 99.1

KCS: William H. Galligan, 816-983-1551, bgalligan@kcsouthern.com

KCS Holds Annual Meeting of Stockholders, Elects Six Directors and Announces Preferred and Common Dividends

Kansas City, Mo., May 6, 2016 – Kansas City Southern (KCS) (NYSE:KSU) held its Annual Meeting of Stockholders on May 5, 2016 in Kansas City, Missouri. With 91% of KCS’ outstanding common and preferred stock represented in person or by proxy at the Annual Meeting, the stockholders:

•	elected Lu M. Córdova, Terrence P. Dunn, Antonio O. Garza, Jr., David Garza-Santos, Thomas A. McDonnell and David L. Starling to serve on the KCS Board of Directors until the Annual Meeting of Stockholders in 2017;

•	ratified the Audit Committee’s selection of KPMG LLP as KCS’s independent registered public accounting firm for the year ending December 31, 2016;

•	approved the Kansas City Southern Annual Incentive Plan for purposes of Internal Revenue Code Section 162(m);

•	approved an advisory vote on the 2015 compensation of the KCS named executive officers;

•	rejected a stockholder proposal regarding proxy access with different terms from the Company’s current proxy access provisions.

In addition, at their meeting today, the Board of Directors declared a regular dividend of $0.25 per share on the outstanding KCS 4% Non-Cumulative Preferred stock. This dividend is payable on July 5, 2016, to stockholders of record at the close of business on June 13, 2016.

The Board of Directors also declared a regular dividend of $0.33 per share on the outstanding KCS common stock. This dividend is payable on July 6, 2016, to stockholders of record at the close of business on June 13, 2016.

Headquartered in Kansas City, Mo., Kansas City Southern (KCS) (NYSE: KSU) is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.